AMENDMENT TO RIGHTS AGREEMENT

          Amendment, dated as of June 28, 1994, to the Rights
Agreement, dated as of July 25, 1989 (the "Rights Agreement"), between MERIDIAN BANCORP, INC., a Pennsylvania business corporation (the "Company") and MERIDIAN TRUST COMPANY, a
Pennsylvania trust company, as Rights Agent (the "Rights Agent").

                           WITNESSETH

          WHEREAS, the existing Rights Agreement between the Company and the Rights Agent expires by its terms on July 25, 1994;

          WHEREAS, no Distribution Date (as defined in the Rights
Agreement) has occurred;

          WHEREAS, the Board of Directors deems it advisable and in the best interests of the Company to extend the expiration date of the Rights Agreement to July 25, 1999, and to make certain other changes in the Rights Agreement as set forth herein; and

          WHEREAS, the Board of Directors of the Company has adopted, in accordance with Section 27 of the Rights Agreement, a resolution approving this Amendment and directing the appropriate officers of the Company to take all appropriate steps to execute and put into effect this Amendment and an appropriate officer of the Company has provided a certificate to the Rights Agent as provided for in such Section 27.

          NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          1. Sections 7(a) and 7(b) of the Rights Agreement are hereby amended to read in their entirety as follows:

               "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on July 25, 1999 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the "Expiration Date"), or (iii) the time at which such Rights are exchanged as provided in
     Section 24 hereof.

               (b)  The Purchase Price for each one one-
     hundredth of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $110.00, and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below."

          2. Section 23 of the Rights Agreement is hereby amended to read in its entirety as follows:

               "Section 23.  Redemption and Termination.

                    (a)  The Board of Directors of the
     Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth Business Day following the Stock Acquisition Date (or such later date as may be determined by a majority of the Continuing Directors; provided, however, that such date shall not be extended at such time as the Rights are not then redeemable), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided, however, that if, following the occurrence of the Stock Acquisition Date and following the expiration of the right of redemption hereunder but prior to any Triggering Event, (i) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding shares of Common Stock or Voting Securities representing 10% or less of Total Voting Power, and (ii) there are no other Persons, immediately following the occurrence of the event described in clause (i), who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding the foregoing, the Board of Directors may not redeem any Rights following a determination pursuant to Section 11(a)(ii)(B) that any Person is an Adverse Person.

                    (b)  Notwithstanding anything contained
     in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption), or any other form of consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly give public notice of such redemption and notice to the Rights Agent; provided, however, the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights, the Company shall mail a notice to all holders of the then outstanding Rights at each holder's last address as it appears upon the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made."

          3. Section 27 of the Rights Agreement is hereby amended to change the word "penultimate" appearing therein to "last."

          4. Section 1(p) of the Agreement (relating to the definition of "Offer") is hereby amended to read in its entirety as follows:

               "(p)  Intentionally omitted."

          5. The seventh full paragraph of Exhibit B to the Rights Agreement (relating to redemption of Rights by stockholder vote) is hereby deleted.

          6. On or after the date hereof, each reference in the Rights Agreement (including the Exhibits thereto) to "This Agreement," "hereunder," "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended hereby and all Exhibits thereto shall be deemed to be amended to reflect the amendments made hereby.

          7. This Amendment shall be effective as of the date of its execution and, except as set forth herein, the Rights
Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          8. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

          9. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

          10. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth applicable to contracts made and to be performed entirely within the Commonwealth.

          11. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

MERIDIAN BANCORP, INC.

By/s/ Samuel A. McCullough

Attest:/s/ William L. Gaunt


MERIDIAN TRUST COMPANY

By/s/ George W. Grosz

Attest:/s/ David Rittenhouse